Exhibit 99.1

Assembly Biosciences Appoints Gina Consylman to Board of Directors

SOUTH SAN FRANCISCO, Calif., October 20, 2020 (GLOBE NEWSWIRE) -- Assembly Biosciences, Inc. (Nasdaq: ASMB), a clinical-stage biotechnology company developing innovative therapeutics targeting hepatitis B virus (HBV) and diseases associated with the microbiome, today announced the appointment of Gina Consylman to its board of directors. Ms. Consylman will also serve as a member of Assembly’s Audit Committee.

“Gina is an outstanding and complementary addition to Assembly’s board with extensive senior leadership experience across the full spectrum of finance, tax, and strategy,” said William Ringo, chairman of the board at Assembly Biosciences. “From her work at Ironwood Pharmaceuticals to her many years of experience at global biotechnology companies like Biogen, we are confident that Gina will make solid contributions to our success. We are pleased to welcome her to our board.”

Gina Consylman is a 25-year veteran in the field of accounting, finance, and tax. Currently, Ms. Consylman is senior vice president and chief financial officer at Ironwood Pharmaceuticals, a publicly traded healthcare company, where she leads finance, accounting, tax, investor relations, communications, and corporate strategy and development. Ms. Consylman began her career at Ernst & Young LLP and served in financial leadership roles at a number of healthcare and technology companies.  Ms. Consylman earned a bachelor’s degree in accounting from Johnson & Wales University, a master’s degree in taxation from Bentley University, and is a Certified Public Accountant.

“I am inspired by Assembly Biosciences’ team and its commitment to the pursuit of life-changing therapeutics,” said Ms. Consylman. “The company’s achievements to date are indicative of both the strength of the management team and the foundation of innovative and promising science. I look forward to providing my insight and perspectives to help guide their continued advancement in these important disease areas.”

About Assembly Biosciences

Assembly Biosciences, Inc. is a clinical-stage biotechnology company developing innovative therapeutics targeting hepatitis B virus (HBV) and diseases associated with the microbiome. The HBV program is focused on advancing a new class of potent, oral core inhibitors that have the potential to increase cure rates for chronically infected patients. The microbiome program is developing novel oral live microbial biotherapeutic candidates with Assembly’s fully integrated platform, including a robust process for strain identification and selection, GMP manufacturing expertise and targeted delivery to the lower gastrointestinal tract with the GEMICEL® technology. For more information, visit assemblybio.com.

Investor Contact

Assembly Biosciences, Inc.

Lauren Glaser

Senior Vice President, Investor Relations and Corporate Affairs

(415) 521-3828

lglaser@assemblybio.com

Media Contact

Sam Brown Inc.

Audra Friis

(917) 519-9577

ASMBMedia@sambrown.com

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